Exhibit 23.6

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named as a person who will become a director of PBF Logistics GP LLC, a Delaware limited liability company and the general partner of PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 to be filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

/s/ David Roush
David Roush

Date: April 14, 2014